Exhibit 10.16.8

Form of Restricted Stock Unit Agreement

For France in connection with the 2007 Incentive Award Plan and

The French Sub-Plan for Restricted Stock Units in France

Name of Award Recipient:

Grant Date:

Number of Restricted Stock Units Award:

Service Date, as a Condition to Vesting:

Performance Goal, as a Condition to Vesting:

Performance Period:

We are pleased to advise you of this Award of Restricted Stock Units from Coca-Cola Enterprises Inc. (also referred to as the “Company”), under the 2007 Incentive Award Plan (the “U.S. Plan”) and the Rules For Coca-Cola Enterprises Inc. Restricted Stock Units in France (the “French RSU Plan” and, together with the U.S. Plan, the “Plan”). The Restricted Stock Unit grant is subject to the terms and conditions of the Plan. Further terms and conditions applicable to this Restricted Stock Unit grant are described below. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement, the U.S. Plan or the French RSU Plan. To the extent that any term is defined in both the U.S. Plan and the French RSU Plan, for purposes of this grant of Restricted Stock Units, which is intended to qualify for the favorable tax and social security regime in France, the definitions in the French RSU Plan shall prevail.

By signing and returning the acceptance form attached to this Agreement, you confirm having read and understood the Agreement which was provided to you in English. A request for a copy of the U.S. Plan and the French RSU Sub-Plan, as well as any questions pertaining to the Plan should be directed to the Company’s Stock Plan Administrator. You accept the terms of this grant accordingly.

En renvoyant le document signé d’acceptation qui est joint au Contrat, vous confirmez avoir lu et compris le Contrat qui vous a été remis en anglais. Vous pouvez demander une copie du Plan Américain, du Sous-Plan d’attribution d’actions gratuites français et poser toute question relative au Plan auprès de l’Administrateur du Plan. Vous acceptez les termes de cette attribution en connaissance de cause.

1.	20 Restricted Stock Unit Award. A Restricted Stock Unit account has been established on your behalf under the Plan, and it has been credited with [insert number of RSUs] Restricted Stock Units.

Upon the satisfaction of the applicable vesting conditions, the Company will issue to you the same number of shares of Coca-Cola Enterprises Inc. Stock as the number of Restricted Stock Units credited to your account. This issuance of shares of Stock is accomplished by indicating your actual ownership of the shares in the Company’s share owner records. However, a stock certificate for your shares of Stock will delivered to you only after the restrictions on their sale are removed.

2.	Nature of Restricted Stock Units. Your Restricted Stock Unit Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this Award. The Restricted Stock Unit Award does not entitle you to vote any shares of the Company’s Stock or receive actual dividends. Your Restricted Stock Unit Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

3.	Vesting in Restricted Stock Unit Award. Your Restricted Stock Unit Award will vest as of the date both the continued service condition and the performance condition, described below, are satisfied.

a.	Continued Service Condition. [insert Service Date]

b.	Performance Condition. [insert Performance Goal]

c.	Waiver of Continued Service Condition in Event of Disability. Although the performance condition must still be met before [insert last day of Performance Period], the continued service condition will be waived in the event of your termination of employment on account of Disability. Further, in order to meet the requirements of the favorable tax and social security regime in France, in the event that your termination of employment on account of Disability occurs prior to [insert French holding period date], the Award will not vest until that date, regardless of whether the performance condition is previously satisfied.

d.	Accelerated Vesting upon a Change in Control. The service condition and the performance condition will be deemed fulfilled and this Award will vest in full in the event of a Change in Control (as defined in the U.S. Plan) during your employment if, within 24 months of the Change in Control, you are then terminated without Cause (as defined below). Such a Change in Control may trigger the disqualification of the Restricted Stock Unit Award if the two-year minimum vesting period is not satisfied at the time of the Change in Control and the Award may thus no longer qualify for the favorable tax and social security regime in France.

In the event that the Restricted Stock Unit Award no longer qualifies for the favorable tax and social security regime in France due to accelerated vesting upon a Change in Control prior to the end of the two-year minimum vesting period, the restrictions on sale, described in Paragraph 4, will not apply.

4.	Restriction on Sale of the Shares. After issuance of the shares of Stock, you will not be authorized to transfer those shares under any method until the expiration of a two-year period as from the Vesting Date of the Restricted Stock Unit Award (i.e., two years after the issuance of the shares of Stock). At the end of this two-year period, actual stock certificates for your shares of Stock will be delivered to you. (This two-year restriction does not apply in the event of a Change in Control of the Company, as described in Paragraph 3(d)). Furthermore, the shares of Stock shall not be sold during certain Closed Periods (as defined in the French RSU Plan), to the extent applicable under French law.

5.	Effects of Termination of Employment.

a.	If, before this Award vests, your employment with the Company or a subsidiary terminates for any reason other than your death or Disability, your Restricted Stock Unit Award will be forfeited on your termination date.

b.	If prior to [insert Service Date], your employment with the Company or any subsidiary terminates on account of your Disability, the Restricted Stock Unit Award will vest immediately if the performance condition has been met at the time of your termination or on such later date (on or before [insert last day of Performance Period]) that the performance condition is met. Notwithstanding the foregoing, in order to meet the requirements of the favorable tax and social security regime in France, if the performance condition is satisfied and your employment terminates by reason of your Disability prior to [insert French holding period date], the Award will vest on that date.

c.	If between [insert Service Date and last day of Performance Period], your employment terminates on account of your Disability, the Restricted Stock Unit Award will vest on the date the performance condition is met, as long as that occurs on or before [insert last day of Performance Period].

d.	If your employment with the Company or any subsidiary terminates at any time by reason of your death, one hundred percent (100%) of this Award shall become immediately and fully vested as of the date of your death. The Company shall issue the underlying shares of Stock to your heirs upon their request for a period of six months following the date of your death.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.	“Cause” means (i) willful or gross misconduct (as defined under French labor rules) that is materially detrimental to the Company or a subsidiary or (ii) acts of personal dishonesty or fraud toward the Company or an subsidiary.

b.	“Disability” means an inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.	“Market Value” shall be the average of the high and low trading prices on the applicable trading day or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

7.	Restriction on Transfer of the Shares.

a.	After issuance of the shares of Stock, you will be required to hold the shares in an account with the Company and the shares shall bear a legend setting forth the restriction on transfer for the time periods set forth in this Paragraph 6. You will not be authorized to sell or transfer the shares until the expiration of a two-year period from the Vesting Date of the Performance Share Unit Award (i.e., two years after the issuance of the shares of Stock), or any other minimum mandatory holding period applicable to French-Qualified restricted stock units under Section L. 225-197-1 of the French Commercial Code, or the relevant Sections of the French Tax Code or French Social Security Code, as amended. At the end of this two-year period, any shares of Stock that are not subject to the additional holding period set forth in Paragraph 6.c. below will be delivered to you as a credit to an account with a Company-designated broker (the “Broker”) maintained in your name and the stock certificates representing such shares will be free of any restrictive legend, other than as may be required by applicable securities laws. This two-year restriction on transfer does not apply in the event of your termination of employment on account of your death or Disability (as defined in the French RSU Sub-Plan).

b.	Furthermore, the shares of Stock shall not be sold during the following Closed Periods, to the extent applicable under French law:

i.	Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company (including the Company’s Form 10-K, Form 10-Q and earnings releases); or

ii.	The period as from the date the corporate management of the Company (involved in the governance of the company, such as the Board, Committee, supervisory directorate, etc.) has been disclosed information which could, if disclosed to the public, significantly impact the trading price of the Company’s Stock, until ten quotation days after the day such information is disclosed to the public.

Thus, you are required to maintain your shares of Stock with the Broker until their subsequent sale.

c.	Since, at the Grant Date, you hold one of the following positions, Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, or Gérant de Sociétés par actions, you will be required to hold twenty percent (20%) (or such other amount as is required by applicable law) of the shares of Stock issued to you on the Vesting Date in an account with the Company (as described in Paragraph 6.a. above) until you no longer hold any of the foregoing positions. You will be subject to this share-holding requirement as long as it is applicable to French-Qualified restricted stock units granted by the Company.

8.	Acceptance of Award. This document is a summary of your 20 Award under the Coca-Cola Enterprises Inc. 20 Incentive Award Plan and the French RSU Sub-Plan, the terms of which are incorporated by reference into this document. You must expressly accept the terms and conditions of your Performance Share Unit Award as set forth in this Agreement by signing and returning the acceptance form attached hereto to the Company.

9.	Dividend Equivalents. Your Restricted Stock Unit account will not earn any additional credits related to any dividends declared by the Board on the Company’s Stock. Such credits are not permissible under the French rules applicable to the French RSU Plan.

10.	Acknowledgment of Nature of Plan and Restricted Stock Units. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

c.	all decisions with respect to this Award and future Awards, if any, will be at the sole discretion of the Company and the Restricted Stock Units are not an employment condition for any purpose including, but not limited to, for purposes any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, an subsidiary or to your employer, and the Restricted Stock Units are outside the scope of your employment contract, if any;

f.	Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

g.	neither the Award of Restricted Stock Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company;

h.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

i.	if you receive shares of Stock, the value of such shares acquired on vesting of Restricted Stock Units may increase or decrease in value;

j.	no claim or entitlement to compensation or damages arises from termination of the Restricted Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Restricted Stock Units or shares of Stock received upon vesting of the Restricted Stock Units resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

k.	in the event of involuntary termination of your employment (other than for Disability and whether or not in breach of local labor laws), your right to receive and vest in Restricted Stock Units, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to receive shares of Stock pursuant to the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee/Board shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award of Restricted Stock Units.

11.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the conversion of the Restricted Stock Units into shares of Stock, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

Prior to the issuance of shares of Stock upon vesting of the Restricted Stock Units, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all Tax-Related Items withholding obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your employer. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares of Stock to be issued on the vesting of the Restricted Stock Units to satisfy the Tax-Related Items withholding obligation, and/or (2) withhold in shares of Stock, provided that the Company and your employer shall withhold only the amount of shares of Stock necessary to satisfy the minimum withholding amount. You shall pay to the Company or to your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your receipt of Restricted Stock Units, the vesting of Restricted Stock Units or the conversion of vested Restricted Stock Units to shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to deliver shares of Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items as described herein.

12.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company, and subsidiary for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the Restricted Stock Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.	Disqualification of Restricted Stock Units. If the Restricted Stock Unit Award is otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the French RSU Plan, the Restricted Stock Unit Award may no longer qualify for the favorable tax and social security regime in France. If the Award no longer qualifies for the favorable tax and social security regime in France, the Committee may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the shares of Stock which may have been imposed under the French RSU Plan and this Agreement. In any case where the Restricted Stock Unit Award no longer qualifies for the favorable tax and social security regime in France, you accept and agree that you will be responsible for paying all Tax-Related Items resulting from the vesting of the Restricted Stock Unit Award.

14.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

16.	Language. If you have received this Agreement or any other document related to the Plan translated into French and if the translated version is different than the English version, the English version will control.

17.	Governing Law. The Restricted Stock Unit Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

18.	Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the U.S. Plan, for purposes of this grant of Restricted Stock Units, which is intended to qualify for the favorable tax and social security regime in France, the terms of this Agreement (including the French RSU Plan) shall govern. A request for a copy of the U.S. Plan and the French RSU Plan, as well as any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR

COCA-COLA ENTERPRISES INC.

P.O. BOX 723040

USA, ATLANTA, GA 31139-0040

(770) 989-3000

Exhibit

Coca-Cola Enterprises Inc.

2007 Incentive Award Plan

French Sub-Plan for Restricted Stock Units

1.	Introduction.

The Board of Directors (the “Board”) of Coca-Cola Enterprises, Inc. (the “Company”) has established the Coca-Cola Enterprises, Inc. 2007 Incentive Award Plan (the “U.S. Plan”) for the benefit of certain employees of the Company and its affiliated companies, including its French subsidiary(ies) (each, a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

Section 3(a) of the U.S. Plan authorizes the Board or a committee designated by the Board (the “Committee”) to determine the terms and conditions of, and all other matters relating to, Awards (including Restricted Stock Units granted in France) as the Committee deems appropriate and to make all other decisions and determinations with respect to the grant of Awards.

The Committee has determined that it is appropriate to establish a sub-plan for the purpose of permitting Restricted Stock Units granted to employees of a French Entity to qualify for the favorable tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting Restricted Stock Units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (“French-Qualified Restricted Stock Units”), to qualifying employees in France who are resident in France for French tax purposes and/or subject to the French social security regime (“French Participants”).

The terms of the U.S. Plan applicable to Restricted Stock Units, as set out in Appendix 1 hereto, shall, subject to the modifications set forth in this French Sub-Plan for Restricted Stock Units (the “French RSU Sub-Plan”), constitute the terms applicable for the grant of Restricted Stock Units to employees in France.

Under the French RSU Sub-Plan, the qualifying employees will be granted Restricted Stock Units only as defined in Section 2(d) below. The provisions of Section 6(b), (c), (d) and (f) of the U.S. Plan permitting the grant of stock options, stock appreciation rights, restricted stock and cash incentive awards are not applicable to grants made under this French RSU Sub-Plan. The grant of Restricted Stock Units is authorized under Section 6(e) of the U.S. Plan.

2.	Definitions.

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a) Closed Period.

The term “Closed Period” shall mean a closed period as set forth by Section L. 225-197-1 of the French Commercial Code, as amended, which is as follows:

(i) Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii) The period as from the date the corporate management of the Company (involved in the governance of the company, such as the Board, Committee, supervisory directorate, etc.) has been disclosed information which could, if disclosed to the public, significantly impact the trading price of the Company’s Stock, until ten quotation days after the day such information is disclosed to the public.

(b) Disability.

The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c) Grant Date.

The term “Grant Date” shall be the date on which the Committee both (1) designates the French Participant, and (2) specifies the terms and conditions of the Restricted Stock Units, including the number of shares of Stock to be issued at a future date, the conditions for the vesting of the Restricted Stock Units, the conditions for the issuance of the shares of Stock underlying the Restricted Stock Units by the Company, if any, and the conditions for the transferability of the shares of Stock once issued, if any.

(d) Restricted Stock Unit.

The term “Restricted Stock Unit” shall mean a promise by the Company to issue to the holder of the Restricted Stock Unit at a specified future date at no consideration a certain number of shares of Stock for each Restricted Stock Unit granted to a French Participant and to which dividend and voting rights will not apply until shares are issued on the Vesting Date.

(e) Vesting Date.

The term “Vesting Date” shall mean the date on which the shares of Stock underlying the Restricted Stock Units are issued to the French Participant. Such Vesting Date or Vesting Dates shall be set forth in the Restricted Stock Unit Agreement for Employees in France (the “RSU Agreement”), however, no such date may occur prior to the expiration of a two-year period as calculated from the Grant Date or such other period as is required to comply with the minimum mandatory period applicable to French-Qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended.

3.	Entitlement to Participate.

(a) Subject to Section 3(c) below, any French Participant who, on the Grant Date of the Restricted Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who serves as the Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, or Gérant de Sociétés par actions of a French Entity, shall, at the discretion of the Committee, be eligible to receive Restricted Stock Units under this French RSU Sub-Plan, provided that he or she also satisfies the eligibility conditions of Sections 2(l) and 5 of the U.S. Plan.

(b) French-Qualified Restricted Stock Units may not be issued to a corporate officer of a French Entity, other than an individual serving as the Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, or Gérant de Sociétés par actions, unless the corporate officer is an employee of a French Entity, as defined by French law.

(c) French-Qualified Restricted Stock Units may not be issued under this French RSU Sub-Plan to employees owning more than ten percent (10%) of the Company’s share capital or to individuals other than French Participants.

4.	Conditions of the Restricted Stock Units.

(a) Vesting of Restricted Stock Units.

No Restricted Stock Unit shall vest unless the holder of the Restricted Stock Unit is an employee of the Company or any French Entity on the Vesting Date. The first Vesting Date of French-Qualified Restricted Stock Units shall not occur prior to the expiration of a two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum vesting period applicable to French-Qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended. However, notwithstanding the above, in the event of the death of a French Participant, all of his or her outstanding Restricted Stock Units shall vest and shares of Stock underlying Restricted Stock Units shall be issued as set forth in Section 8 of the French RSU Sub-Plan.

(b) Holding and Transfer of Shares Issued Upon Conversion of French-Qualified Restricted Stock Units.

The transfer of shares issued pursuant to the French-Qualified Restricted Stock Units may not occur prior to the expiration of a two-year period as calculated from the Vesting Date, or such other period as is required to comply with the minimum mandatory holding period applicable to French-Qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, or the relevant Sections of the French Tax Code or the French Social Security Code, as amended, even if the French Participant is no longer an employee or corporate officer of a French Entity.

In addition, the shares of Stock issued pursuant to French-Qualified Restricted Stock Units may not be sold during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code as amended, and as interpreted by the French administrative guidelines, as long as such Closed Periods are applicable to the sale or transfer of shares of Stock subject to French-qualified Restricted Stock Units.

Further, the Committee may set a holding period for a specific percentage of the shares of Stock underlying the French-Qualified Restricted Stock Units for a French Participant who holds one of the following positions at the Grant Date: Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, or Gérant de Sociétés par actions . Any such restriction will be set forth in the RSU Agreement.

5.	French Participant’s Account.

The Stock issued to the French Participant pursuant to the French-Qualified Restricted Stock Units shall be recorded and held in an account in the name of the French Participant with the Company, the transfer agent for the Company’s Stock or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable French law, including any necessary holding periods.

6.	Non-Transferability of Restricted Stock Units.

Notwithstanding Section 10(a) of the U.S. Plan, Restricted Stock Units granted to French Participants may not be transferred to any third party, other than by will or by the applicable laws of descent and distribution. In addition, the Restricted Stock Units will vest only to the benefit of the French Participants during the lifetime of the French Participants.

7.	Adjustments and Change in Control.

In the event of Change in Control as set forth in Sections 2(f) and 9 of the U.S. Plan or an adjustment as set forth in Section 10(b) of the U.S. Plan, adjustments to the terms and conditions of the French-Qualified Restricted Stock Units or underlying shares of Stock may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Board or the Committee, at its discretion, may decide to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Restricted Stock Units may no longer qualify for the favorable tax and social security regime in France.

8.	Death and Disability.

In the event of the death of a French Participant, all Restricted Stock Units held by the French Participant at the time of death shall become immediately transferable to the French Participant’s heirs. The Company shall issue the underlying shares of Stock to the French Participant’s heirs, at their request, if such request occurs, within six months following the death of the French Participant, as provided in the RSU Agreement.

If a French Participant’s employment with the Company or French Entity terminates by reason of his or her death or Disability (as defined herein), the French Participant or the French Participant’s heirs, as applicable, shall not be subject to the restriction on the transfer of Stock set forth in Section 4(b).

9.	Disqualification of French-Qualified Restricted Stock Units.

If the Restricted Stock Units are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French RSU Sub-Plan, the Restricted Stock Units may no longer qualify as French-Qualified Restricted Stock Units. If the Restricted Stock Units no longer qualify as French-Qualified Restricted Stock Units, the Committee may, provided it is authorized to do so under the U.S. Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of shares of Stock which may have been imposed under this French RSU Sub-Plan or in the RSU Agreement representing the Restricted Stock Units. In the event that any Restricted Stock Units no longer qualify as French-Qualified Restricted Stock Units, the holder of such Restricted Stock Units shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such Restricted Stock Units.

10.	Interpretation.

It is intended that Restricted Stock Units granted under this French RSU Sub-Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, although the Company does not undertake or represent that such qualified status will be maintained. The terms of this French RSU Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable.

11.	Settlement of Restricted Stock Units.

Notwithstanding any provision of the U.S. Plan, no dividend equivalents or other payments will be made in respect of the Restricted Stock Units prior to the vesting of the Restricted Stock Units and the Restricted Stock Units will be settled in shares of Stock only and will not be settled in cash.

12.	Employment Rights.

The adoption of this French RSU Sub-Plan shall not confer upon the French Participants, or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

13.	Effective Date.

The French RSU Sub-Plan is effective as of October 23, 2007.